Exhibit 2

NOMINATION AND
VOTING AGREEMENT

THIS NOMINATION AND VOTING AGREEMENT (the “Agreement”) dated as of the 22nd day of February, 2005.

BETWEEN:

INTERNATIONAL ROYALTY CORPORATION, a company continued under the laws of Canada

(hereinafter called the “Corporation”)

OF THE FIRST PART

- and -

DOUGLAS SILVER, Chief Executive Officer of the Corporation, DOUGLAS HURST, President of the Corporation and GEORGE YOUNG, general counsel of the Corporation,

(hereinafter called the “Management Team”)

OF THE SECOND PART

- and -

CHRISTOPHER VERBISKI, of the City of St. John’s in the Province of Newfoundland and Labrador

(hereinafter called “Verbiski”)

OF THE THIRD PART

WHEREAS

A.

as of the date hereof, Verbiski owns of record and beneficially 7,395,349 common shares of the Corporation (the “Common Shares”), representing approximately 12.5% of the outstanding Common Shares on a fully diluted basis (the “Initial Shareholding”);

B.

the Corporation and Verbiski agree that the terms, provisions and conditions set forth in this Agreement shall govern the nomination and election of directors nominated by Verbiski to the board of directors (the “Board”) of the Corporation;

NOW THEREFORE in consideration of One dollar ($1.00) now paid by each party hereto to the other and of the mutual promises contained herein and for other good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1 – VERBISKI NOMINEES

1.1	Verbiski Nominees

(a)

Verbiski shall be entitled to nominate two (2) Board members for successive one year terms aggregating not less than 6 years each, provided that at such time that Verbiski has disposed of 50% of his Initial Shareholding, Verbiski’s right hereunder shall be reduced to one Board seat and provided further that at such time as Verbiski has disposed of 80% of his Initial Shareholding, Verbiski shall have no further entitlement as of right to nominate any members of the Board but provided always that nothing in this Agreement shall in any case preclude Verbiski and/or his nominees from thereafter presenting themselves as candidates to be elected to the Board of Directors of the Corporation and to sit and hold office as a member or members of the Board of Directors of the Corporation if so elected. Any individual nominated by Verbiski in accordance with this Article 1 shall be referred to herein as a “Verbiski Nominee”.

1.2	Notice of Election of Directors

(a)

At any time and from time to time, if the Corporation determines that it is necessary or advisable to hold a meeting of its shareholders at which the election or removal of directors to or from the Board is to be considered, the Corporation shall forthwith upon such determination provide written notice of its intention to take such action to Verbiski, which notice must be provided in a commercially reasonable manner in order to enable Verbiski to comply with the provisions of Section 1.3 and such that the Corporation shall be able to fulfill its obligations under Section 1.4.

1.3	Approving Nominees

(a)

Subsequent to Verbiski’s receipt of notice from the Corporation pursuant to Section 1.2, if Verbiski wishes to nominate one or two Verbiski Nominee(s) pursuant to his rights as set out in this Article 1, any such Verbiski Nominee must be (i) likely to add value to the Corporation and its operations, in the view of Verbiski acting in a commercially reasonable manner and (ii) eligible to serve as a director of the Corporation pursuant to the securities laws and other regulatory provisions to which the Corporation is subject.

(b)

Verbiski will comply with the provisions of this Section 1.3(b): within fifteen (15) business days after the date of the notice Verbiski receives from the Corporation pursuant to Section 1.2, Verbiski shall submit a written notice of the identity and the name(s) of a Verbiski Nominee(s) (a “Notice of Nomination”) to the Corporation. If Verbiski does not deliver a Notice of Nomination to the Corporation within fifteen (15) business days, Verbiski shall be deemed to have given notice to the Corporation that he does not wish to nominate any Verbiski Nominees.

1.4	Corporation to Put Forth Nomination

(a)

The Corporation shall use its reasonable best efforts to cause the Verbiski Nominees to be elected to the Board and in particular agrees that it shall present and recommend the Verbiski Nominees for election to the Board on all proxies solicited, and in all proxy solicitation materials, in respect of every meeting of the shareholders of the Corporation at which the election of directors to the Board is considered and at every adjournment or postponement thereof.

1.5	Management Team to Endorse and Vote

(a)

The Management Team agree that they shall in respect of every meeting of the shareholders of the Corporation at which the election of directors to the Board is considered and at every adjournment thereof or postponement thereof endorse and recommend the Verbiski Nominees for election to the Board, and shall vote their Common Shares in favour of the election of the Verbiski Nominees to the Board at every such meeting.

1.6	Audit Committee and Compensation Committee

(a)

In this section, “Audit Committee” shall mean that committee of the directors of the Corporation having the responsibility of reviewing the audited financial statements of the Corporation and “Compensation Committee” shall mean that committee of the directors of the Corporation having the responsibility of reviewing and reporting as to compensation and benefits for the directors, officers and senior employees of the Corporation. During such time as Verbiski is entitled to nominate two (2) Board members hereunder, one Verbiski Nominee shall be a member of the Audit Committee and one Verbiski Nominee shall be a member of the Compensation Committee. Any Verbiski Nominee nominated to serve on the Audit Committee or the Compensation Committee must be eligible to serve pursuant to the securities laws and other regulatory provisions to which the Corporation is subject.

ARTICLE 2 – TERMINATION

2.1	Term of Agreement; Termination

(a)

The term of this Agreement shall commence on the date hereof and such term and this Agreement shall terminate on the earlier of (a) six years from the date hereof, and (b) such time that Verbiski, no longer owns directly or indirectly 20% or more of the Initial Shareholding. Upon termination of this Agreement, no party shall have any further obligations or liabilities hereunder; provided, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

ARTICLE 3 – REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Corporation

(a)

The Corporation represents and warrants to Verbiski that (i) the Corporation is a corporation validly subsisting under the laws of Canada, (ii) the Corporation has all requisite corporate authority and power, and has taken all necessary corporate action, to enter into this Agreement, and (iii) this Agreement constitutes a valid and binding obligation enforceable against the Corporation in accordance with its terms.

3.2	Representations and Warranties of the Management Team

(a)

Each of the Management Team represents and warrants to Verbiski that they have taken all necessary action to enter into this Agreement and this Agreement constitutes a valid and binding obligation enforceable against each member of the Management Team in accordance with its terms.

3.3	Representations and Warranties of Verbiski

(a)

Verbiski represents and warrants to the Corporation that Verbiski has taken all necessary action to enter into this Agreement, and this Agreement constitutes a valid and binding obligation enforceable against Verbiski in accordance with its terms.

(b)

Within fifteen (15) business days after the date of each notice Verbiski receives from the Corporation pursuant to Section 1.2, Verbiski shall report his shareholdings in the Corporation held at the time of such notice to the Corporation in order to determine the number of Verbiski Nominees which Verbiski is entitled to nominate hereunder.

ARTICLE 4 – MISCELLANEOUS

4.1	Entire Agreement

(a)

This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

4.2	Notices

(a)

All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission (with confirmation) and on the next business day when sent by overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

		(i)	If to Verbiski: Suite 704, TD Place 140 Water Street St. John’s, NL A1C 6H6 Telephone: (709) 758.1700 Facsimile: (709) 758.1708

		(ii)	If to the Corporation: c/o Douglas B. Silver Chairman and CEO International Royalty Corporation Inverness Drive East Suite 104 Englewood, Colorado 80112 USA

Telephone: (303) 799.9020
Facsimile: (303) 799.9017

4.3	Definitions

(a)

Any words or terms used in this Agreement that are not defined herein but have been defined under the Securities Act (Ontario) and the regulation and rules made thereunder (“Ontario Securities Laws”) shall have the meanings provided under Ontario Securities Laws.

4.4	Governing Law

(a) This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada, as applicable.

4.5	Severability

(a)

If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of such provision and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

4.6	Execution in Counterpart

(a)

This Agreement may be executed in one or more counterparts (by manual or facsimile signature), each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

4.7	Headings

(a) All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

International Royalty Corporation

Per:

Authorized Signatory

Per:

Witness		Authorized Signatory

Management Team Shareholders

Witness

Witness		Christopher Verbiski

4.6	Execution in Counterpart

(a)

This Agreement may be executed in one or more counterparts (by manual or facsimile signature), each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

4.7	Headings

(a) All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

International Royalty Corporation

Per:

Authorized Signatory

Per:

Witness		Authorized Signatory

Management Team Shareholders

Witness

Witness		Christopher Verbiski